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                                                                  EXHIBIT 10.14


                                 GAF CORPORATION
                                 1361 Alps Road
                             Wayne, New Jersey 07470

               Samuel J. Heyman
     Chairman and Chief Executive Officer


                                        October 15, 1996



     Dr. Peter Heinze
     3 Quail Hill Road
     Pittsburgh, PA  15238

     Dear Peter:

          I am pleased to confirm our offer and (with your counter-signature to this letter) your acceptance of the position of President and Chief Operating Officer, reporting to me, and member of the Board of Directors, of International Specialty Products Inc. ("ISP"). This offer is contingent upon approval of your appointment and this Agreement by the ISP Board of Directors, the completion of final reference checks, and the execution of the enclosed Confidentiality, Invention and Non-Competition and Employee Arbitration Agreements. Upon receipt of your counter-signature to this letter, I will recommend that the Board approve your appointment and this Agreement.

     The details of our understanding are as follows:

          1.   BASE SALARY.  Your initial base salary will be $375,000 per
               -----------
     year, which is a monthly rate of $31,250.00. Your salary will be reviewed on our common merit increase date of April 1, 1997 and any increase will be prorated for 1997.

          2.   INCENTIVE COMPENSATION.  You will be eligible to participate
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     in ISP's Executive Incentive Compensation ("EIC") program.  A brief summary of the plan is attached for your information. You will be paid EIC at the same time as EIC is paid to other participants in the ISP EIC program. With respect to EIC:

               (a) For 1996 we will provide you with a bonus equal to one half of the difference between $385,000 and the bonus you receive from your employer in respect of services performed for them by you in 1996.

               (b)  For years 1997 and thereafter, your EIC will be based on your performance, as well as the performance of ISP. You acknowledge that, except as provided in clause (a) above, there will be no guaranteed EIC; however, assuming that you and ISP perform as we hope and expect, you will have an EIC target of



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     Dr. Peter Heinze
     October 15, 1996
     Page 2

     80% of your base salary with an opportunity to receive up to 150% of your base salary.

          3.   STOCK OPTIONS.  I will recommend to the Compensation and
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     Pension Committee of the Board of Directors (the "Committee") that, at the first meeting (the "Meeting") of the Committee after the commencement of your employment, you be granted non-qualified options to purchase 125,000 shares of ISP's common stock (the "Grant") under the terms of the ISP 1991 Incentive Plan for Key Employees (the "Plan"). Thereafter, you will be eligible for additional awards under the Plan beginning in June, 1998. A copy of the Plan as currently in effect is attached to this Agreement. In addition, I will recommend at the Meeting that you be granted 31,250 shares of Future Leadership Options ("Future Leadership Grant", together with the Grant, referred to as the "Grants"), which will have an exercise price equal to the greater of (1) the closing market price on the day of grant less $5.00 or (2) 50% of such closing market price. Notwithstanding the terms of the Plan, the vesting of options issued to you pursuant to the 125,000 share Grant and the 31,250 share Future Leadership Grant, and only those Grants, will accelerate upon a "Change in Control" of ISP. For the purpose of this letter, Change in Control shall have the meaning ascribed to such term in the Plan.

     Furthermore, so long as you are an employee of ISP in good standing on the date of each grant, you will be eligible for additional grants of Future Leadership Options of:

                    18,750 shares       January 1998
                    18,750 shares       January 1999
                    18,750 shares       January 2000
                    18,750 shares       January 2001
                    18,750 shares       January 2002

          4.   ISP BENEFIT PLANS.  You will be eligible to participate in
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     ISP benefit plans and programs, including medical, dental, group life insurance, long-term disability, business travel accident, vacation and the GAF Corporation Capital Accumulation Plan ("GAFCAP"), in the same manner and to the same extent as other ISP executives.


          5.   RELOCATION.  You will, within six months after the first day
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     of your employment by ISP (the "Employment Date"), relocate your principal residence either to New York, New York, or to a location in New Jersey within 35 miles of 1361 Alps Road, Wayne, New Jersey, whether through the execution of a contract to purchase an existing house or to construct a new home. ISP will reimburse you for the following items only: reasonable temporary living expenses for up to 90 days, reasonable legal, mortgage and






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     Dr. Peter Heinze
     October 15, 1996
     Page 3

     appraisal fees and survey costs relating to the purchase of your new home, and reasonable moving expenses (of a moving company selected by ISP), together with a tax gross-up for such items, all as in accordance with ISP Relocation Policy. Simultaneously, with your purchase of a home as provided in the first sentence of this Paragraph, ISP (or its designee) shall purchase your Pittsburgh, PA home for $715,000 in cash, upon terms and conditions customary for the purchase and sale of residential homes in Pittsburgh, PA, provided, that the purchase of your new home occurs within six months of the Employment Date.

          6.   VACATION.  You will be entitled to four weeks of paid
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     vacation per year.

          7.   COMPANY AUTOMOBILE.  ISP will provide you with a leased
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     automobile for your business and personal use in accordance with company policy and Internal Revenue Service regulations.

          8.   BUSINESS TRAVEL.  Within the United States, all business
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     travel by air will be coach class.  Overseas business travel will generally be business class.

          9.   TERMINATION BY ISP OTHER THAN FOR CAUSE.  In the event ISP
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     terminates your employment at any time other than for cause, ISP will continue to pay you your then base salary, on a semi-monthly basis, from the last date of your employment until the last day of the severance period (the "Severance Period"):


          Termination Date                   Severance Period
          ----------------                   ----------------
          Before the first anniversary
          of the Employment Date             Eighteen Months

          On or after the first
          anniversary of Employment Date,
          and before the third anniversary
          of the Employment Date             Twelve Months

          On or after the third              Period then
          anniversary of Employment Date     applicable to ISP executive
                                             officers generally

     In addition, in the event of a "Change in Control" of ISP and either
     (a) ISP or its successor terminates your employment, other than for cause, within twelve (12) months following the change in control, or
     (b) you suffer, within twelve (12) months following the change in control, a substantial and meaningful reduction, other than for cause, in your then current responsibilities or







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     Dr. Peter Heinze
     October 15, 1996
     Page 4

     your then current salary and benefits, and you terminate your employment with ISP or its successor within sixty (60) days of such reduction in responsibilities or salary and benefits, you will continue to receive your base salary, on a semi-monthly basis, in lieu of any other severance, for twenty-four months following such termination.

          If at any time during the Severance Period you accept new employment at a base salary equal to or higher than your base salary on the date of termination of your employment by ISP, the severance payments will cease at the effective date of such new employment. If at any time during the Severance Period you accept new employment at a base salary less than that in effect on the date of the termination of your employment by ISP, or perform consulting services in which you receive compensation, the severance payments will be reduced by the amount of salary or consulting compensation you receive. You will be eligible to participate in ISP's medical and dental plans under the same terms as applicable to active employees of ISP, unless you commence new employment during the Severance Period, in which event such eligibility will terminate on the first date of such new employment; however, during the Severance Period you will no longer be eligible to participate in GAFCAP and ISP will not provide, and you will not be eligible for, life insurance, long term disability, business travel accident or any other insurance or to participate in any other benefit plans or programs that ISP provides or makes available to its employees. In no event will ISP have any obligation to pay you any amount beyond the last day of the Severance Period, irrespective of why your employment with ISP is terminated. Furthermore, ISP shall have no obligation to make any termination benefit available to you hereunder unless you execute at the request of ISP a Separation and Release Agreement on terms reasonably requested by ISP.

          10.  COMMENCEMENT OF EMPLOYMENT.  You agree to commence your
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     employment with ISP no later than November 18, 1996.

          11.  NO CONTRACT OF EMPLOYMENT.  You acknowledge that nothing in
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     this Agreement creates any obligation on the part of ISP to continue to employ you in any capacity; rather, you are an employee at will and your employment by ISP may be terminated at any time with or without cause, provided however, that, following such termination, ISP will remain responsible for any obligations ISP has expressly assumed in this Agreement as a result of the termination of your employment.





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     Dr. Peter Heinze
     October 15, 1996
     Page 5

          Peter, I am excited that you will be joining our organization.
     We are confident that you will play a key hands-on leadership role and will make an invaluable contribution to ISP's future success.

                                        Sincerely,

                                        /s/ Samuel J. Heyman

     SJH/ls

     AGREED AND ACCEPTED:


       /s/ Dr. Peter R. Heinze     10/16/96
     -----------------------------
     Dr. Peter R. Heinze